Exhibit 99.1

News Announcement

CONTACT:

Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING RECEIVES NOTICE FROM NASDAQ

Wyomissing, PA (November 13, 2015) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming” or the “Company”) announced today that, as anticipated, it received notice from The Nasdaq Stock Market (“Nasdaq”) that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company has not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 (the “Filing”) with the Securities and Exchange Commission due to the Company’s previously disclosed change in the classification of the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”) from an operating lease to a financing obligation.  In accordance with Nasdaq listing requirements, the Company has at least 60 calendar days to submit a plan to regain compliance.  The Company expects to make the Filing by year-end thereby immediately regaining compliance.

The Company noted that trading in its common stock is expected to continue as usual during the period leading up to the Filing and that it has been an issuer in good standing and has not previously received a notice of non-compliance from Nasdaq during the 21 years in which its stock has been traded on the Nasdaq Stock Market.

As announced on October 22, 2015, the change in classification noted above will not affect the Company’s cash flows for all prior and future periods. In addition, the restatement will have no impact on the following indicators of the Company’s performance:

•                  the Company’s cash position;

•                  the Company’s leverage ratios under its senior credit facility and other debt instruments (as the terms of those obligations require the Master Lease to be treated as an operating lease regardless of the treatment required under GAAP);

•                  the Company’s revenues; or

•                  the Company’s rental payments or other obligations under the Master Lease.

Further, as announced October 28, 2015, Penn National Gaming secured a waiver from its lenders under its senior secured credit facility in connection with the change in the classification of the Master Lease from an operating lease to a financing obligation, which extends the period for the Company to file its financial statements for the quarter ended September 30, 2015 to January 15,

2016.  The Company also reported that it anticipates that, as a result of this change in lease classification, it will report additional liabilities of approximately $3.5 billion as of September 30, 2015 which represents the present value of the future minimum lease payments to GLPI under the Master Lease.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At September 30, 2015, the Company operated twenty-seven facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At September 30, 2015, in aggregate, Penn National Gaming operated approximately 34,000 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words.  Although the Company believes that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results, including the impact of the restatement, will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks relating to the final impact of the restatement on the Company’s financial statements; the impact of the restatement on the Company’s evaluation of the effectiveness of its internal control over financial reporting; delays in the preparation of the financial statements; the risk that the Company will not be able to file its periodic reports with the Securities and Exchange Commission by the deadline imposed by the Nasdaq listing requirements; the risk that additional information will come to light during the course of the preparation of restated financial statements that alters the scope or magnitude of the restatement; potential reviews, litigation or other proceedings by governmental authorities, stockholders or other parties; the risk that the Company will be unable to obtain any required waivers under the Company’s note indenture with respect to a significant delay in filing periodic reports with the Securities and Exchange Commission; risks relating to our liquidity and ability to raise capital; risks related to the impact on the restatement on the Company’s reputation, development projects, joint ventures and other commercial contracts; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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